Exhibit 99.1
For Immediate Release
Contact: Harvey Grossblatt, CEO
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 14, 2012: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced its results for the second quarter ended September 30, 2012.

For the three months ended September 30, 2012, the Company reported a net loss of $218,193, or $0.09 per basic and diluted share, on net sales of $3,456,813, compared to a net loss of $309,941, or $0.13 per basic and diluted share, on net sales of $3,307,514 for the same period last year.

For the six months ended September 30, 2012, sales were $6,516,165 versus $6,508,816 for the same period last year. The Company reported a net loss of $580,791, or $0.25 per basic and diluted share, compared to a net loss of $309,360, or $0.13 per basic and diluted share.

“Our second quarter sales grew from both the comparable and previous quarter. However, operating results were negatively impacted by continued advertising costs to support our New Gen product line, partially offset by higher gross profit margins. In addition, lower earnings by our Joint Venture further impacted our results for the period,” said Harvey Grossblatt, CEO of Universal.

The Company reported that it has purchased 11,990 shares of stock under its Stock Repurchase Plan. The total buyback to date is 75,128 shares at an average price of $5.32. The book value of the Company at September 30, 2012 was $11.06.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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Universal/Page 2

UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,
	2012	2011
Sales	$3,456,813	$3,307,514
Net (loss) income	(218,193)	(309,941)
(Loss) income per share:
Basic	(0.09)	(0.13)
Diluted	(0.09)	(0.13)
Weighted average number of common shares outstanding:
Basic	2,314,714	2,387,887
Diluted	2,314,714	2,387,887

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2012	2011
Sales	$6,516,165	$6,508,816
Net (loss) income	(580,791)	(309,360)
(Loss) income per share:
Basic	(0.25)	(0.13)
Diluted	(0.25)	(0.13)
Weighted average number of common shares outstanding:
Basic	2,320,655	2,387,887
Diluted	2,320,655	2,387,887

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	September 30, 2011
ASSETS
Cash and investments	$1,270,393	$4,689,459
Accounts receivable and amount due from factor	2,553,889	2,613,718
Inventory	6,453,652	4,987,278
Prepaid expenses	537,432	493,356
TOTAL CURRENT ASSETS	10,815,366	12,783,811

INVESTMENT IN HONG KONG JOINT VENTURE	12,899,043	13,003,839
PROPERTY, PLANT AND EQUIPMENT – NET	246,048	271,673
OTHER ASSETS AND DEFERRED TAX ASSET	2,572,717	2,076,847
TOTAL ASSETS	$26,533,174	$28,136,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$772,802	$1,160,672
Accrued liabilities	145,725	259,572
TOTAL CURRENT LIABILITIES	918,527	1,420,244

LONG TERM OBLIGATION	25,000	25,000

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,759 and 2,336,354 at September 30, 2012 and March 31, 2012, respectively	23,128	23,879
Additional paid-in capital	12,809,389	13,135,198
Retained earnings	12,757,130	13,531,849
TOTAL SHAREHOLDERS’ EQUITY	25,589,647	26,690,926

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,533,174	$28,136,170